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                                                                    EXHIBIT 10.2

                              TAX SHARING AGREEMENT

         This TAX SHARING AGREEMENT (this "Agreement"), is entered into as of December 23, 2003 by and between U.S. Bancorp, a Delaware corporation ("Parent"), and Piper Jaffray Companies, a Delaware corporation and an indirect, wholly owned subsidiary of Parent ("SpinCo").

                               W I T N E S S E T H

         WHEREAS, Parent and SpinCo have entered into a Separation and Distribution Agreement, dated as of the date hereof (the "SDA");

         WHEREAS, Parent intends to distribute the stock of SpinCo in the External Spin-Off (as defined below) to holders of shares of Parent Common Stock (as defined in the SDA) and to effect certain related transactions;

         WHEREAS, for U.S. federal income tax purposes, it is intended that each of the Spin-Off-Related Transactions (as defined below) shall qualify as a tax-free transaction under Sections 355 and/or 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, at the close of business on the Distribution Date (as defined in the SDA), the taxable year of SpinCo shall close for U.S. federal income tax purposes; and

         WHEREAS, the parties hereto wish to provide for the payment of Income Taxes and Other Taxes (each as defined herein) and entitlement to refunds thereof, allocate responsibility and provide for cooperation in connection with the filing of returns in respect of Income Taxes and Other Taxes, and provide for certain other matters relating to Income Taxes and Other Taxes;

         NOW, THEREFORE, in consideration of the premises and the representations, covenants and agreements herein contained and intending to be legally bound hereby, Parent and SpinCo hereby agree as follows:

         1. DEFINITIONS. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the SDA. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                  "Actually Realized" or "Actually Realizes" means, for purposes of determining the timing of the incurrence of any Spin-Off Tax Liability, Income Tax Liability or Other Tax Liability or the realization of a Refund (or any related Income Tax or Other Tax cost or benefit) by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Income Taxes or Other Taxes paid (or Refund realized) by such Person is increased above or reduced below the amount of Income Taxes or Other Taxes that such Person would have been required to pay (or Refund that such Person would have realized) but for such payment, transaction, occurrence or event.

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                  "Aggregate Spin-Off Tax Liabilities" means the sum of the
Spin-Off Tax Liabilities with respect to each Taxing Jurisdiction.

                  "Board Certification" means a certified copy of a resolution of the SpinCo Board in which the SpinCo Board, after an investigation of the facts and advice concerning the applicable law, finds and warrants to Parent that (a) following the transaction at issue, one or more Persons will not have acquired, and will not have the right to acquire, directly or indirectly, more than 35% (by vote or value) of the outstanding Equity Securities of SpinCo or any member of the SpinCo Group (determined immediately after such transaction) taking into account all relevant issuances, redemptions or other acquisitions of (and agreements to issue, redeem or otherwise acquire) Equity Securities (and assuming the exercise or conversion of all such Equity Securities (if such Equity Securities are options or warrants or similar exercisable or convertible securities) and the closing of all such agreements) from the point in time two years prior to the External Spin-Off to the date immediately following such transaction and pursuant to any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the External Spin-Off, (b) SpinCo will be the surviving entity if such transaction is a merger (and the transaction is not a reverse subsidiary merger in which SpinCo is the surviving entity) and (c) the facts and conclusions contained in the resolution will be true and correct at the time the transaction at issue closes.

                  "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Minnesota are authorized or obligated by law or executive order to close.

                  "Cash Acquisition Merger" means a merger of a newly-formed Subsidiary of SpinCo with a corporation, limited liability company, limited partnership, general partnership or joint venture (in each case, not previously owned, directly or indirectly, by SpinCo) solely for cash pursuant to which SpinCo acquires such corporation, limited liability company, limited partnership, general partnership or joint venture and no Equity Securities of SpinCo or any SpinCo Subsidiary are issued, sold, redeemed or acquired, directly or indirectly.

                  "Carryback" means the carryback of a Tax Attribute (including, without limitation, a net operating loss, a net capital loss or a tax credit) by a member of the SpinCo Group from a Post-Distribution Taxable Period to a Pre-Distribution Taxable Period.

                  "Code" has the meaning set forth in the recitals of this Agreement.

                  "Combined Return" means a consolidated, combined or unitary Income Tax Return or Other Tax Return that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the SpinCo Group.

                  "Contribution" means those certain capital contributions to SpinCo by PJC made in connection with the Internal Spin-Off.

                  "Distribution-Related Proceeding" means any Proceeding in which the IRS, another Tax Authority or any other party to such Proceeding asserts a position that could reasonably be expected to adversely affect the Tax-Free Status of any of the Spin-Off-Related Transactions.

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                  "Equity Securities" means any stock or other equity securities treated as stock for tax purposes, or options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

                  "External Spin-Off" means the pro rata distribution by Parent of the stock of SpinCo to the holders of Parent Common Stock with respect to such stock.

                  "Fifty-Percent or Greater Interest" has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

                  "Final Determination" means the final resolution of liability for any Income Tax or Other Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a Refund or credit in respect of an overpayment of Income Tax or Other Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax or Other Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

                  "Income Tax" (a) means (i) any foreign or any United States federal, State or local tax, charge, fee, impost, levy or other assessment that is based upon, measured by, or calculated with respect to (A) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum tax, and any tax on items of tax preference, but not including the business and occupation taxes in the state of Washington and local jurisdiction within the state of Washington, sales, use, value added, real property gains, real or personal property, transfer or similar taxes), (B) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (a)(i)(A) of this definition, or (C) any net worth, franchise or similar tax, in each case together with (ii) any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority with respect thereto and (b) includes any transferee or successor liability in respect of an amount described in clause (a) of this definition.

                  "Income Tax Benefit" means, with respect to the effect of any Carryback on the Income Tax Liability of Parent or the Parent Group for any taxable period, the excess of (a) the hypothetical Income Tax Liability of Parent or the Parent Group for such taxable period, calculated as if such Carryback had not been utilized but with all other facts unchanged over (b)

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the actual Income Tax Liability of Parent or the Parent Group for such taxable period, calculated taking into account such Carryback (and treating a Refund as a negative Income Tax Liability, for purposes of such calculation).

                  "Income Tax Liabilities" means all liabilities for Income
Taxes.

                  "Income Tax Return" means any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Tax Authority in respect of Income Taxes.

                  "Indemnified Party" means any Person seeking indemnification pursuant to the provisions of this Agreement.

                  "Indemnifying Party" means any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

                  "Independent Third Party" means a nationally recognized law firm or any of the following accounting firms or their successors: Ernst & Young LLP, KPMG LLP, Deloitte & Touche LLP and PricewaterhouseCoopers LLP.

                  "Internal Spin-Off" means the distribution by PJC of all the stock of SpinCo to its sole shareholder, Parent.

                  "IRS" means the Internal Revenue Service of the United States.

                  "Losses" means any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened actions).

                  "Other Tax Liabilities" means all liabilities for Other Taxes.

                  "Other Tax Returns" means any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Tax Authority in respect of Other Taxes.

                  "Other Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States of America or elsewhere, and whether imposed by a local, municipal, governmental, State, federation or other body, and without limiting the generality of the foregoing, shall include the business and occupation taxes in the state of Washington and local jurisdiction within the state of Washington, superfund, sales, use, ad valorem, value added, transfer, recording, withholding, payroll, employment, excise, occupation, premium or property taxes (in each case, together with any related interest, penalties and additions to tax, or additional amounts imposed by any Tax Authority thereon); provided, however, that Other Taxes shall not include any Income Taxes.

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                  "Parent Consolidated Group" means the affiliated group of
corporations (within the meaning of Section 1504(a) of the Code without regard to the exclusions in Section 1504(b)(1) through (8)) of which Parent is the common parent (and any predecessor or successor to such affiliated group).

                  "Parent Group" means (a) Parent and each Person that is a direct or indirect Subsidiary of Parent (including any Subsidiary of Parent that is disregarded for U.S. federal Income Tax purposes (or for purposes of any State, local, or foreign tax law)) immediately after the External Spin-Off after giving effect to the Spin-Off-Related Transactions, (b) any corporation (or other Person) that shall have merged or liquidated into Parent or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

                  "Parent Separate Return" shall mean any Separate Return required to be filed by Parent or any member of the Parent Group.

                  "Permitted Transaction" means any transaction that satisfies the requirements of Sections 5(c)(i), 5(c)(ii) or 5(c)(iii).

                  "Person" means any individual, partnership, joint venture, limited liability company, corporation, association, joint stock company, trust, unincorporated organization or similar entity or a governmental authority or any department or agency or other unit thereof.

                  "PJC" means U.S. Bancorp Piper Jaffray Companies, Inc., a Delaware corporation.

                  "Post-Distribution Taxable Period" means a taxable period (or portion thereof) that begins after the Distribution Date.

                  "Pre-Distribution Taxable Period" means a taxable period (or portion thereof) that ends on or before the Distribution Date.

                  "Private Letter Ruling" means (a) any private letter ruling issued by the IRS in connection with any of the Spin-Off-Related Transactions or
(b) any similar ruling issued by any Tax Authority other than the IRS in connection with any of the Spin-Off-Related Transactions.

                  "Private Letter Ruling Documents" means (a) any Private Letter Ruling, any request for a Private Letter Ruling submitted to the IRS, together with the appendices and exhibits thereto and any supplemental filings or other materials subsequently submitted to the IRS, in connection with the Spin-Off-Related Transactions or (b) any similar filings submitted to any other Tax Authority in connection with any such request for a Private Letter Ruling.

                  "Proceeding" means any audit or other examination, or judicial or administrative proceeding relating to liability for, or Refunds or adjustments with respect to, Income Taxes or Other Taxes.

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                  "Refund" means any refund of Income Taxes or Other Taxes,
including any reduction in Income Tax Liabilities or Other Tax Liabilities by means of a credit, offset or otherwise.

                  "Representative" means with respect to a Person, such Person's officers, directors, employees and other authorized agents.

                  "Restriction Period" means the period beginning on the date hereof and ending on the second anniversary of the Distribution Date.

                  "Separate Return" means (a) in the case of any Income Tax Return or Other Tax Return required to be filed by any member of the SpinCo Group (including any consolidated, combined or unitary return), any such tax return that does not include any member of the Parent Group and (b) in the case of any Income Tax Return or Other Tax Return required to be filed by any member of the Parent Group (including any consolidated, combined or unitary return), any such tax return that does not include any member of the SpinCo Group.

                  "Settlement Statement" means a detailed reconciliation showing the amount of cash that is to be exchanged between Parent and SpinCo in settlement of all SpinCo Group current tax accounts as recorded on the SpinCo general ledger for all Pre-Distribution Taxable Periods. Such amount shall be computed as the sum of (i) the balance of the current income tax payable account of the members of the SpinCo Group as of the Distribution Date and (ii) the difference between (A) the deferred tax liability or deferred tax asset recorded on the SpinCo general ledger as of the Distribution Date and (B) the deferred tax liability or deferred tax asset recorded on the SpinCo general ledger as adjusted for the pro forma Income Tax Returns described in Section 3.

                  "SpinCo Board" means the Board of Directors of SpinCo.

                  "SpinCo Business" means each trade or business actively conducted (within the meaning of Section 355(b) of the Code) by SpinCo or any member of the SpinCo Group immediately after the External Spin-Off, as set forth in the Tax Opinion Documents.

                  "SpinCo Consolidated Group" means the affiliated group of corporations (within the meaning of Section 1504(a) of the Code without regard to the exclusions in Section 1504(b)(1) through (8)) of which SpinCo is the common parent, determined immediately after the External Spin-Off (and any predecessor or successor to such affiliated group other than the Parent Consolidated Group).

                  "SpinCo Consolidated Tax Amount" means, for any Pre-Distribution Taxable Period and the portion of any Straddle Period that ends on the Distribution Date, the amount of (i) federal Income Tax that would be due and payable by SpinCo if the SpinCo Group had filed a consolidated federal Income Tax Return, or (ii) State or local Income Taxes that would be due and payable by SpinCo or members of the SpinCo Group if the SpinCo Group or its members had filed all relevant State or local Income Tax Returns in all applicable jurisdictions on a separate, consolidated, combined or unitary basis, in each case without any entity that is a member of the Parent Group. The relevant SpinCo Consolidated Tax Amount shall be calculated: (i) as if SpinCo were the common parent filing consolidated, combined or unitary

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returns with its eligible subsidiaries, (ii) as if the SpinCo Group had never been included in the Parent Consolidated Group or any other group filing a Combined Return, (iii) in the case of federal Income Taxes, applying the highest marginal tax rate, in the case of State Income Taxes, applying the actual state rate (or amount) for those States being calculated without regard to the Parent, and in the case of Other Taxes, applying the highest applicable tax rate,, (iv) by applying separately to the SpinCo Group any provisions of the Code that require consolidated computations, such as Code Sections 1201-1212 and 1231, and
(v) treating gains or losses on intercompany transactions in the manner required by Treasury Regulation Section 1.1502-13.

                  "SpinCo Group" means (a) SpinCo and each Person that is a direct or indirect Subsidiary of SpinCo (including any Subsidiary of SpinCo that is disregarded for U.S. federal Income Tax purposes (or for purposes of any State, local, or foreign tax law)) immediately after the External Spin-Off after giving effect to the Spin-Off-Related Transactions, (b) any corporation (or other Person) that shall have merged or liquidated into SpinCo or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

                  "SpinCo Group Member Transaction" means any transaction described in Sections 5(b)(i) through 5(b)(vi) hereof, without regard to the exceptions thereto, that is undertaken by a member of the SpinCo Group other than SpinCo.

                  "SpinCo Separate Return" means any Separate Return required to be filed by SpinCo or any member of the SpinCo Group, including, without limitation any U.S. consolidated federal Income Tax Returns of the SpinCo Consolidated Group required to be filed with respect to a Post-Distribution Taxable Period.

                  "Spin-Off Tax Liabilities" means, with respect to any Taxing Jurisdiction, the sum of (a) any increase in Income Tax Liability or Other Tax Liability (or reduction in a Refund) Actually Realized as a result of any corporate-level gain or income recognized with respect to the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status under the income tax law of such Taxing Jurisdiction pursuant to any settlement, Final Determination, judgment, assessment, proposed adjustment or otherwise, (b) interest on such amounts calculated pursuant to such Taxing Jurisdiction's laws regarding interest on tax liabilities at the highest Underpayment Rate for corporations in such Taxing Jurisdiction from the date such additional gain or income was recognized until full payment with respect thereto is made pursuant to Section 3 hereof (or in the case of a reduction in a Refund, the amount of interest that would have been received on the foregone portion of the Refund but for the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status), and (c) any penalties actually paid to such Taxing Jurisdiction that would not have been paid but for the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status in such Taxing Jurisdiction.

                  "Spin-Off-Related Transactions" means (i) the Contribution together with the Internal Spin-Off and (ii) the External Spin-Off.

                  "Straddle Period" means any taxable period that begins before the Distribution Date and ends after the Distribution Date.

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                  "Tax Attribute" means a consolidated, combined or unitary net operating loss, net capital loss, unused investment credit, unused foreign tax credit, or excess charitable contribution (as such terms are used in Treasury Regulations 1.1502-79 and 1.1502-79A or comparable provisions of foreign, State or local tax law), or a minimum tax credit or general business credit.

                  "Tax Authority" means a governmental authority (foreign or domestic) or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including, without limitation, the IRS).

                  "Tax Counsel" means tax counsel of recognized national standing that is acceptable to Parent.

                  "Tax-Free Status" means the qualification of each of the Spin-Off-Related Transactions, as the case may be, (a) as a transaction described in Sections 355(a) and/or 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is qualified property for purposes of Section 361(c) of the Code, and (c) as a transaction in which all of Parent and the members of the Parent Group and SpinCo and the members of the SpinCo Group recognize no income or gain other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

                  "Taxing Jurisdiction" means the United States and any government or governmental unit having jurisdiction to tax Parent or SpinCo or any of their respective Affiliates.

                  "Tax Opinion" means the tax opinion issued by Tax Counsel in connection with the Spin-Off-Related Transactions.

                  "Tax Opinion Documents" means the Tax Opinion and the information and representations provided on behalf of Parent and SpinCo to Tax Counsel in connection therewith.

                  "Tax-Related Losses" means:

                  (a)      the Aggregate Spin-Off Tax Liabilities,

                  (b) all accounting, legal and other professional fees, and court costs incurred in connection with any settlement, Final Determination, judgment or other determination with respect to such Aggregate Spin-Off Tax Liabilities, and

                  (c) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Parent or SpinCo in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority payable by Parent or SpinCo or their respective Affiliates, in each case, resulting from the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status.

                  "Underpayment Rate" means the annual rate of interest described in Section 6621(c) of the Code for large corporate underpayments of Income Tax (or similar

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provision of State, local, or foreign Income Tax law, as applicable), as determined from time to time.

                  "Unqualified Tax Opinion" means an unqualified opinion of Tax Counsel on which Parent may rely to the effect that a transaction will not disqualify any of the Spin-Off-Related Transactions from Tax-Free Status, assuming that the Spin-Off-Related Transactions would have qualified for Tax-Free Status if such transaction did not occur.

         2.       FILING OF TAX RETURNS; PAYMENT OF TAXES.

                  (a) Filing of Tax Returns; Payment of Income Taxes and Other Taxes.

                           (i)      Parent Consolidated Returns; Other Combined
Returns. Parent shall prepare and file or cause to be prepared and filed (A) all U.S. consolidated federal Income Tax Returns of the Parent Consolidated Group and (B) all other Combined Returns. Parent shall pay, or cause to be paid, and shall be responsible for, any and all Income Taxes and Other Taxes due or required to be paid with respect to or required to be reported on any such Income Tax Return or Other Tax Return (in each case, including any increase in such Income Tax Liabilities or Other Tax Liabilities as a result of a Final Determination).

                           (ii)     Parent Separate Returns. Parent shall
prepare and file or cause to be prepared and filed all Parent Separate Returns. Parent shall pay, or cause to be paid, and shall be responsible for, any and all Income Taxes or Other Taxes due or required to be paid with respect to or required to be reported on any Parent Separate Return (including any increase in such Income Tax Liabilities or Other Tax Liabilities as a result of a Final Determination).

                           (iii)    SpinCo Separate Returns.

                                    (A)      Parent shall prepare and file or
cause to be prepared and filed all SpinCo Separate Returns that are Income Tax Returns for Pre-Distribution Taxable Periods or for Straddle Periods. Parent shall pay, or cause to be paid, and shall be responsible for, any and all Income Taxes due or required to be paid with respect to or required to be reported on any such SpinCo Separate Return (including any increase in such Income Tax Liabilities as a result of a Final Determination).

                                    (B)      SpinCo shall prepare and file or
cause to be prepared and filed (1) SpinCo Separate Returns that are Other Tax Returns for Pre-Distribution Taxable Periods or Straddle Periods, and (2) all SpinCo Separate Returns for Post-Distribution Taxable Periods. SpinCo shall pay, or cause to be paid, and shall be responsible for, any and all Income Taxes or Other Taxes due or required to be paid with respect to or required to be reported on any such SpinCo Separate Returns (including any increase in such Income Tax Liabilities or Other Tax Liabilities as a result of a Final Determination).

                  (b)      Preparation of Tax Returns.

                           (i)      Parent (or its designee) shall determine the
entities to be included in any Combined Return and make or revoke any Income Tax elections, adopt or change any

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accounting methods, and determine any other position taken on or in respect of any Income Tax Return or Other Tax Return required to be prepared and filed by Parent pursuant to Section 2(a)(i) or 2(a)(iii)(A). Notwithstanding the immediately preceding sentence, any Income Tax Return or Other Tax Return filed by Parent pursuant to Section 2(a)(i) or 2(a)(iii)(A) with respect to any Pre-Distribution Taxable Period or Straddle Period shall, to the extent relating to SpinCo or the SpinCo Group, be prepared consistent with Parent's past practice for the filing of such returns and shall not include any tax election relating to SpinCo or the SpinCo Group that is inconsistent with past practice (or, where no such past practice exists, shall not reflect any tax return position or include any tax election that would adversely affect SpinCo or the SpinCo Group), except to the extent that SpinCo consents to such return position or tax election (such consent not to be unreasonably withheld).

                           (ii)     SpinCo shall, and shall cause each member of
the SpinCo Group to, prepare and submit promptly to Parent, at SpinCo's expense, all information that Parent shall reasonably request, in such form as Parent shall reasonably request, relating to the rights and obligations of Parent or SpinCo hereunder, including any such information so requested to enable Parent to prepare any Income Tax Returns or Other Tax Return required to be filed by Parent pursuant to Section 2(a)(i) or 2(a)(iii)(A) or any pro forma Income Tax Return required to be prepared by parent pursuant to Section 3(b). Parent shall request any such information in writing, which request shall specify the date by which Parent requires receipt of the requested information in order to complete the relevant returns in a timely fashion.

                           (iii)    Except as required by applicable law or as a
result of a Final Determination, SpinCo shall not, and shall cause the members of the SpinCo Group not to, take any position that is either inconsistent with the treatment of the Spin-Off-Related Transactions as having Tax-Free Status (or analogous status under State, local or foreign law) or, with respect to a specific item of income, deduction, gain, loss, or credit on an Income Tax Return or Other Tax Return, treat such specific item in a manner which is inconsistent with the manner such specific item is reported on an Income Tax Return or Other Tax Return prepared or filed by Parent pursuant to Section 2(a) hereof (including, without limitation, the claiming of a deduction previously claimed on any such Income Tax Return or Other Tax Return). SpinCo may, for a Post Distribution Taxable Period, (other than the portion of a Straddle Period beginning after the Distribution Date) elect to change methods of accounting for items of income or deduction as allowed by applicable law.

                           (iv)     Except as required by applicable law or as a
result of a Final Determination, Parent and SpinCo shall take all actions necessary or appropriate to close the taxable period of the members of the SpinCo Group as of the close of the Distribution Date.

         3.       SHARING OF INCOME TAXES AND OTHER TAXES.

                  (a) General Principle. Anything in Section 2 hereof to the contrary notwithstanding, Tax sharing payments between Parent and SpinCo shall be determined and settled in the manner specified in paragraphs (b) and
(c) hereof.

                  (b) Preparation of Pro Forma Income Tax Returns and Related Documentation.

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                           (i)      No later than 105 days after the
Distribution Date, Parent shall deliver to SpinCo (A) a pro forma federal Income Tax Return of SpinCo reflecting the SpinCo Consolidated Tax Amount for the Pre-Distribution Taxable Period ending on the Distribution Date, (B) the required pro forma state or local Income Tax Returns of SpinCo or members of the SpinCo group reflecting the SpinCo Consolidated Tax Amount for the Pre-Distribution Taxable Period and the portion of any Straddle Period ending on the Distribution Date, (C) a detailed schedule of the current tax accounts of the SpinCo Group as reflected on the SpinCo general ledger, and (D) the Settlement Statement (collectively the "Settlement Documents"). Parent shall prepare the Settlement Documents in good faith and shall deliver such documents together with summary schedules and a statement showing a calculation of the amount required to be paid pursuant to paragraph (c) hereof. More detailed schedules will be made available by Parent upon SpinCo's reasonable request.

                           (ii)     If within thirty (30) days of receiving the
Settlement Documents pursuant to Section 3(b)(i) hereof, SpinCo provides written notice to Parent that it disagrees with any item reflected in the Settlement Documents, the parties shall in good faith confer with each other to resolve any such disagreement. The failure of SpinCo to provide the notice described in the preceding sentence within the thirty (30) day period specified shall be deemed to indicate that SpinCo agrees with its share of Taxes reflected in the Settlement Documents.

                           (iii)    If within ten (10) days of receipt by Parent
of the notice from SpinCo described in Section 3(b)(ii), any disputed item remains unresolved, the parties will have another ten (10) days to retain an Independent Third Party to resolve such dispute. If the parties cannot agree within those ten (10) days on an Independent Third Party, then each of the parties will have another ten (10) days to select an Independent Third Party and the Independent Third Parties so selected will have five (5) additional days to jointly select another Independent Third Party. The Independent Third Party shall resolve any disputed items within thirty (30) days; provided, that the Independent Third Party shall not adopt any tax return position advanced by the SpinCo Group unless it concludes that such position (i) would have a likelihood of success on the merits under applicable law that is greater than 50 percent and (ii) is not directly inconsistent with a position taken on an Income Tax Return of the Parent Consolidated Group or any member thereof. Any determination made by the Independent Third Party shall be (i) in writing, (ii) made within thirty (30) days following the selection of the Independent Third Party, and
(iii) final and binding upon the parties. The costs of any Independent Third Party shall be shared equally by the parties. The Settlement Documents shall be revised by Parent to the extent necessary to reflect the resolution by the Independent Third Party.

                  (c)      Payment Procedures.

                           (i)      Once the parties have agreed on, or the
Independent Party has resolved any disputed items with respect to, the Settlement Documents described in Section 3(b)(i), any amount required to be paid pursuant to the Settlement Statement shall be paid within thirty (30) days of the agreement on or resolution of such documents and, in the event of a determination by the Independent Third Party, shall bear interest at the Underpayment Rate from the first date specified in the first sentence of Section 3(b)(iii).

                           (ii)     If a pro forma Income Tax Return described
in Section 3(b) of this Agreement reflects a Tax asset that, under applicable law, may be used to produce a net Tax benefit to Parent, Parent shall pay to SpinCo an amount equal to the net Tax benefit produced by such Tax asset within thirty (30) days after Parent Actually Realizes such net Tax benefit; provided, however, that Parent shall not be required to make any payment to SpinCo pursuant to this provision to the extent that such Tax asset was reflected in the Settlement Documents.

                  (d) Restructuring Taxes. Anything in this Section 3 to the contrary notwithstanding but subject to SpinCo's obligations pursuant to
Section 5(e), Parent shall bear any and all Income Taxes and Other Taxes, whether paid by Parent or SpinCo, attributable to any restructuring transactions effected by the Parent Consolidated Group in anticipation of the External Spin-Off; provided, however, if any such restructuring transaction or the payment by Parent of any Income Tax or Other Tax attributable to such restructuring transaction results in aggregate net Tax benefits to SpinCo in excess of $5,000,000, SpinCo shall pay to Parent an amount equal to the entire amount of net Tax benefits within thirty (30) days after SpinCo Actually Realizes such net Tax benefits.

         4.       INDEMNIFICATION FOR INCOME AND OTHER TAXES.

                  (a) Indemnification by Parent. From and after the Distribution Date, Parent and each member of the Parent Group shall jointly and severally indemnify, defend and hold harmless SpinCo and each member of the SpinCo Group and each of their respective Representatives and Affiliates (and the heirs, executors, successors and assigns of any of them) from and against
(i) all Spin-Off Tax Liabilities incurred by any member of the Parent Group,
(ii) without duplication, all Income Tax Liabilities and Other Tax Liabilities that any member of the Parent Group is responsible for pursuant to Section 2 or
Section 3(d) (subject to Parent's right to receive payments from SpinCo under Section 3), (iii) all Income Taxes incurred by any member of the SpinCo Group as a result of a Final Determination disallowing any deduction for a payment set forth on Schedule 4(a) hereof, (iv) all Income Taxes and Other Taxes incurred by any member of the SpinCo Group by reason of the breach by Parent or any member of the Parent Group of any of Parent's covenants hereunder, (v) any Income Taxes and Other Taxes of any member of the Parent Group for which SpinCo or any member of the SpinCo Group may be liable pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state or local law, and (vi) all Tax-Related Losses incurred by any member of SpinCo Group as a result of an action after the External Spin-Off by Parent or a member of the Parent Group, which action caused any of the Spin-Off-Related Transactions not to have Tax-Free Status, and, in each case, any related costs and expenses (including, without limitation, reasonable attorneys' fees and expenses); provided, however, that Parent shall have no obligation to indemnify, defend or hold harmless any Person pursuant to this Section 4(a) to the extent that any such indemnification obligation is otherwise attributable to any breach by SpinCo or any member of the SpinCo Group of any of SpinCo's representations or covenants hereunder (including any representations made in connection with the Tax Opinion or any Private Letter Ruling).

                  (b) Indemnification by SpinCo. From and after the Distribution Date, SpinCo and each member of the SpinCo Group shall jointly and severally indemnify, defend and hold harmless Parent and each member of the Parent Group and each of their respective Representatives and Affiliates (and the heirs, executors, successors and assigns of any of them) from and against (i) all Income Tax Liabilities, Other Tax Liabilities, Spin-Off Tax Liabilities and Tax-Related Losses that SpinCo or any member of the SpinCo Group is responsible for under Section 2 or Section 5 (including, without limitation, any Income Tax Liabilities, Other Tax Liabilities, Spin-Off Tax Liabilities or Tax-Related Losses arising with respect to a Permitted Transaction for which SpinCo is liable pursuant to Section 5(e)(i)) and (ii) all Income Taxes, Other Taxes, Spin-Off Tax Liabilities or other Tax-Related Losses incurred by any member of the Parent Group or SpinCo Group by reason of the breach by SpinCo or any member of the SpinCo Group of any of SpinCo's representations or covenants hereunder (including any representations made in connection with the Tax Opinion or any Private Letter Ruling) and, in each case, any related costs and expenses (including, without limitation, reasonable attorneys' fees and expenses).

                  (c) Timing of Indemnification. Any payment and indemnification made pursuant to this Section 4 shall be made by the Indemnifying Party promptly, but, in any event, no later than:

                           (i)      in the case of an indemnification obligation
with respect to any Spin-Off Tax Liabilities, Income Tax Liabilities or Other Tax Liabilities, the later of (A) five Business Days after the date the Indemnified Party notifies the Indemnifying Party and (B) five Business Days prior to the date the Indemnified Party is required to make a payment of taxes, interest, or penalties to the applicable Tax Authority (including a payment with respect to an assessment of a tax deficiency by any Taxing Jurisdiction or a payment made in settlement of an asserted tax deficiency) or realizes a reduced Refund; and

                           (ii)     in the case of any payment or
indemnification of any Losses not otherwise described in clause (i) of this
Section 4(c) (including, but not limited to, any Losses described in clause (b) or (c) of the definition of Tax-Related Losses, attorneys' fees and expenses and other indemnifiable Losses), the later of (A) five Business Days after the date the Indemnified Party notifies the Indemnifying Party and (B) five Business Days prior to the date the Indemnified Party makes a payment thereof.

         5.       SPIN-OFF RELATED MATTERS.

                  (a)      Representations.

                           (i)      Tax Opinion Documents. SpinCo hereby
represents and warrants that (i) it has examined the Tax Opinion Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of SpinCo, its Subsidiaries, the SpinCo Business, or the SpinCo Group) and (ii) to the extent in reference to SpinCo, its Subsidiaries, the SpinCo Business, or the SpinCo Group, the facts presented and the representations made therein are true, correct and complete.

                           (ii)     Tax-Free Status. SpinCo hereby represents
and warrants that it has no plan or intention of taking any action, or failing or omitting to take any action or knows of any circumstance, that could reasonably be expected to (i) cause any of the Spin-Off-Related Transactions not to have Tax-Free Status or (ii) cause any representation or factual statement made in this Agreement, the SDA, the Tax Opinion Documents, or any of the Ancillary

Agreements to be untrue in a manner that would have an adverse effect on the Tax-Free Status of any of the Spin-Off-Related Transactions.

                           (iii)    Plan or Series of Related Transactions.
SpinCo hereby represents and warrants that, to the knowledge of SpinCo and the SpinCo Group's management, none of the Spin-Off-Related Transactions are part of a plan (or series of related transactions) pursuant to which a Person will acquire stock representing a Fifty-Percent or Greater Interest in SpinCo or any successor to SpinCo.

                  (b)      Covenants.

                           (i)      Actions Consistent with Representations and
Covenants. SpinCo shall not take any action or permit any member of the SpinCo Group to take any action, and SpinCo shall not fail to take any action or permit any member of the SpinCo Group to fail to take any action, where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in this Agreement, the SDA, the Tax Opinion Documents or any of the Ancillary Agreements.

                           (ii)     Preservation of Tax-Free Status; SpinCo
Business. SpinCo shall not (A) take any action (including, but not limited to, any cessation, transfer or disposition of all or any portion of any SpinCo Business; payment of extraordinary dividends to shareholders; and acquisitions or issuances of stock) or permit any member of the SpinCo Group to take any such action, and SpinCo shall not fail to take any such action or permit any member of the SpinCo Group to fail to take any such action, in each case, where such action or failure to act would cause any of the Spin-Off-Related Transactions not to have Tax-Free Status and (B) until the first day after the Restriction Period, engage in any transaction that would result in it or any member of the SpinCo Group ceasing to be a company engaged in any SpinCo Business (including, without limitation, any cessation, transfer or disposition of any SpinCo Business).

                           (iii)    Sales, Issuances and Redemptions of Equity
Securities. Until the first day after the Restriction Period, none of SpinCo or any member of the SpinCo Group shall, or shall agree to, sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person, any Equity Securities of SpinCo or any member of the SpinCo Group; provided, however, that
(A) the adoption by SpinCo of a shareholder rights plan shall not constitute a sale or issuance of such Equity Securities, (B) SpinCo and the members of the SpinCo Group may repurchase such Equity Securities to the extent that such repurchases meet the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, (C) SpinCo and the members of the SpinCo Group may issue such Equity Securities to the extent such issuances satisfy Safe Harbor VI (relating to acquisitions in connection with a person's performance of services) or Safe Harbor VII (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7T(d).

                           (iv)     Tender Offers; Other Business Transactions.
Until the first day after the Restriction Period, none of SpinCo or any member of the SpinCo Group shall (A) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Securities of SpinCo, (B) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Securities of SpinCo or (C) approve or otherwise permit any proposed business combination or any transaction which, in the case of clauses (A), (B) or (C), individually or in the aggregate, together with any transaction occurring within the four-year period beginning on the date which is two years before the Distribution Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the External Spin-Off, results in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VI (relating to acquisitions in connection with a person's performance of services) or Safe Harbor VII (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7T(d)) directly or indirectly stock representing a 5% or greater interest in SpinCo (or any successor thereto). In addition, none of SpinCo or any member of the SpinCo Group shall at any time, whether before or subsequent to the expiration of the Restriction Period, engage in any action described in clauses (A), (B) or (C) of the preceding sentence if it is pursuant to an arrangement negotiated (in whole or in part) prior to the first anniversary of the External Spin-Off, even if at the time of the External Spin-Off or thereafter such action is subject to various conditions.

                           (v)      Dispositions of Assets. Until the first day
after the Restriction Period, none of SpinCo or any member of the SpinCo Group shall sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of a Subsidiary and any transaction treated for tax purposes as a sale, transfer or disposition) that, in the aggregate, constitute more than 40% of the gross assets of SpinCo, nor shall SpinCo or any member of the SpinCo Group sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of a Subsidiary and any transaction treated for tax purposes as a sale, transfer or disposition) that, in the aggregate, constitute more than 40% of the consolidated gross assets of the SpinCo Group. The foregoing sentence shall not apply to sales, transfers, or dispositions of assets in the ordinary course of business. The percentages of gross assets or consolidated gross assets of SpinCo or the SpinCo Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of SpinCo and the members of the SpinCo Group as of the Distribution Date. For purposes of this Section 5(b)(v), a merger of SpinCo or one of its Subsidiaries with and into any Person shall constitute a disposition of all of the assets of SpinCo or such Subsidiary.

                           (vi)     Liquidations, Mergers, Reorganizations.
Until the first day after the Restriction Period, neither SpinCo nor its Subsidiaries shall, or shall agree to, voluntarily dissolve or liquidate or engage in any merger (except for a Cash Acquisition Merger), consolidation or other reorganization; provided, however, mergers of direct or indirect wholly-owned Subsidiaries of SpinCo solely with and into SpinCo or with other direct or indirect wholly-owned Subsidiaries of SpinCo, and liquidations of SpinCo's Subsidiaries, are not subject to this Section 5(b)(vi) to the extent not inconsistent with the Tax-Free Status of the Spin-Off-Related Transactions.

                  (c) Permitted Transactions. Notwithstanding the restrictions otherwise imposed by Sections 5(b)(iii) through 5(b)(vi), during the Restriction Period, SpinCo may (w) approve, participate in, support or otherwise permit a proposed business combination or transaction that would otherwise breach the covenant set forth in Section 5(b)(iv), (x) sell or otherwise dispose of the assets of the SpinCo Group in a transaction that would otherwise breach the covenant set forth in Section 5(b)(v), (y) merge SpinCo or any member of the SpinCo Group with another entity without regard to which party is the surviving entity in a transaction that would otherwise breach the covenant set forth in Section 5(b)(vi), or (z) issue Equity Securities of SpinCo or any member of the SpinCo Group in a transaction that would otherwise breach the covenant set forth in Section 5(b)(iii), if and only if such transaction would not violate Section 5(b)(i) or Section 5(b)(ii) and one of the following Sections 5(c)(i), 5(c)(ii) or 5(c)(iii) are satisfied.

                           (i)      Supplemental Ruling; Tax Opinion. Prior to
entering into any agreement contemplating a transaction described in clauses
(w), (x), (y) or (z) of Section 5(c) and prior to consummating any such transaction: (A) SpinCo shall request that Parent obtain a Private Letter Ruling in accordance with Section 5(d)(ii) of this Agreement and Parent shall have received such a Private Letter Ruling in form and substance satisfactory to Parent in its sole and absolute discretion or (B) SpinCo shall provide Parent with an Unqualified Tax Opinion in form and substance satisfactory to Parent in its sole and absolute discretion (and in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management's representations if used as a basis for the opinion).

                           (ii)     Board Approval. Prior to entering into any
agreement contemplating a transaction described in clauses (y) or (z) of Section 5(c) (expressly excluding for this purpose transactions described in clause (x) of Section 5(c)) and prior to consummating any such transaction, the following conditions are satisfied: (A) following the transaction at issue, one or more Persons will not have acquired, and will not have the right to acquire, directly or indirectly, more than 35% (by vote or value) of the outstanding Equity Securities of SpinCo or any member of the SpinCo Group (determined immediately following such transaction) taking into account all relevant issuances of (and agreements to issue) Equity Securities (and assuming the exercise or conversion of all such Equity Securities (if such Equity Securities are options or warrants or similar exercisable or convertible securities) and the closing of all such agreements) from the point in time two years prior to the External Spin-Off to the date immediately following such transaction and pursuant to any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the External Spin-Off,
(B) SpinCo will be the surviving entity if such transaction is a merger (and the transaction is not a reverse subsidiary merger in which SpinCo is the surviving entity) and (C) SpinCo delivers to Parent a Board Certification.

                           (iii)    Subsidiary Transaction. Prior to entering
into any agreement contemplating a transaction described in clauses (x), (y) or
(z) of Section 5(c) that is a SpinCo Group Member Transaction and prior to consummating any such SpinCo Group Member Transaction: (A) SpinCo shall provide Parent with adequate advance written notice of the intent of a member of the SpinCo Group to enter into an agreement contemplating such SpinCo Group Member Transaction in accordance with the terms of Section 5(f)(iii) and (B) Parent determines in its reasonable discretion that such SpinCo Group Member Transaction would not reasonably be expected to adversely affect the Tax-Free Status of any of the Spin-Off Related Transactions (such discretion to be exercised in good faith no later than ten (10) Business Days after receipt of such notice and with the sole purpose of preserving the Tax-Free Status of the Spin-Off Related Transactions).

                  (d)      Private Letter Rulings and Restrictions on SpinCo.

                           (i)      Private Letter Ruling at Parent's Request.
Parent shall have the right to obtain a Private Letter Ruling in its sole and absolute discretion. If Parent determines to obtain a Private Letter Ruling, SpinCo shall (and shall cause each member of the SpinCo Group to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Private Letter Ruling (including, without limitation, by making any representation or covenant or providing any materials or information requested by any Tax Authority; provided that SpinCo shall not be required to make (or cause any member of the SpinCo Group to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). In connection with obtaining a Private Letter Ruling pursuant to this Section 5(d)(i), (A) Parent shall keep SpinCo informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any Private Letter Ruling Document, provide SpinCo with a draft copy thereof, (2) reasonably consider SpinCo's comments on such draft copy, and (3) provide SpinCo with a final copy; and (C) Parent shall provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend, any formally scheduled meetings with any Tax Authority (subject to the approval of the Tax Authority) that relate to such Private Letter Ruling.

                           (ii)     Private Letter Rulings at SpinCo's Request.
Parent agrees that at the reasonable request of SpinCo pursuant to Section 5(c)(i), Parent shall (and shall cause each member of the Parent Group to) cooperate with SpinCo and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Private Letter Ruling from the IRS and/or any other applicable Tax Authority for the purpose of confirming compliance on the part of SpinCo or any member of the SpinCo Group with its obligations under Section 5(b) of this Agreement. Further, in no event shall Parent be required to file any request for a Private Letter Ruling under this Section 5(d)(ii) unless SpinCo represents that (A) it has reviewed the request for the Private Letter Ruling and any materials, appendices and exhibits submitted or filed therewith, and (B) all information and representations, if any, relating to any member of the SpinCo Group, contained in the Ruling Documents are true, correct and complete in all material respects. SpinCo shall reimburse Parent for all reasonable costs and expenses incurred by the Parent Group in obtaining a Private Letter Ruling requested by SpinCo within ten (10) Business Days after receiving an invoice from Parent therefor. SpinCo hereby agrees that Parent shall have sole and exclusive control over the process of obtaining a Private Letter Ruling, and that only Parent shall apply for a Private Letter Ruling. In connection with obtaining a Private Letter Ruling pursuant to this Section 5(d)(ii), (A) Parent shall keep SpinCo informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any Private Letter Ruling Document, provide SpinCo with a draft copy thereof, (2) reasonably consider SpinCo's comments on such draft copy, and (3) provide SpinCo with a final copy; and (C) Parent shall provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend, any formally scheduled meetings with any Tax Authority (subject to the approval of the Tax Authority) that relate to such Private Letter Ruling.

                           (iii)    Prohibition on SpinCo. SpinCo hereby agrees
that neither it nor any member of the SpinCo Group shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) concerning any of the Spin-Off-Related Transactions (or the impact of any transaction on any of the Spin-Off-Related Transactions).

                  (e) Liability for Undertaking Certain Actions. Notwithstanding anything in this Agreement to the contrary, SpinCo and each member of the SpinCo Group shall be responsible for any and all Tax-Related Losses that are attributable to, or result from:

                           (i)      any act or failure to act by SpinCo or any
member of the SpinCo Group, which action or failure to act breaches any of the covenants described in Section 5(b)(i) through 5(b)(vi) of this Agreement (without regard to the exceptions or provisos set forth in such provisions), expressly including, for this purpose, any Permitted Transaction and any act or failure to act that breaches Section 5(b)(i) or 5(b)(ii), regardless of whether such act or failure to act is permitted by Section 5(b)(iii) through 5(b)(vi);

                           (ii)     any acquisition of Equity Securities of
SpinCo or any member of the SpinCo Group by any person or persons (including, without limitation, as a result of an issuance of SpinCo Equity Securities or a merger of another entity with and into SpinCo or any member of the SpinCo Group) or any acquisition of assets of SpinCo or any member of the SpinCo Group (including, without limitation, as a result of a merger) by any Person or Persons; and

                           (iii)    Tax Counsel withdrawing all or any portion
of the Tax Opinion or any Tax Authority withdrawing all or any portion of a Private Letter Ruling issued to Parent in connection with the Spin-Off-Related Transactions because of a breach by SpinCo or any member of the SpinCo Group of a representation made in this Agreement (or made in connection with the Tax Opinion or any Private Letter Ruling contemplated by Section 5(d)).

                  (f)      Cooperation.

                           (i)      Without limiting the prohibition set forth
in Section 5(d)(iii), until the first day after the Restriction Period, SpinCo shall furnish Parent with a copy of any ruling request that any member of the SpinCo Group may file with the IRS or any other Tax Authority and any opinion received that in any respect relates to, or otherwise reasonably could be expected to have any effect on, the Tax-Free Status of any of the Spin-Off-Related Transactions.

                           (ii)     Parent shall reasonably cooperate with
SpinCo in connection with any request by SpinCo for an Unqualified Tax Opinion pursuant to Section 5(c)(i).

                           (iii)    Until the first day after the Restriction
Period, SpinCo will provide adequate advance notice to Parent in accordance with the terms of Section 5(f)(iv) of any action described in Sections 5(b)(i) through 5(b)(vi) within a period of time sufficient to enable Parent (A) to seek injunctive relief pursuant to Section 5(g) in a court of competent jurisdiction or (B) with respect to a SpinCo Group Member Transaction, determine that such SpinCo Group Member Transaction would not reasonably be expected to adversely affect the Tax-Free Status of any of the Spin-Off Related Transactions, as set forth in Section 5(c)(iii).

                           (iv)     Each notice required by Section 5(f)(iii)
shall set forth the terms and conditions of any such proposed transaction, including, without limitation, (A) the nature of any related action proposed to be taken by the board of directors of SpinCo, (B) the approximate number of Equity Securities (and their voting and economic rights) of SpinCo or any member of the SpinCo Group (if any) proposed to be sold or otherwise issued, (C) the approximate value of SpinCo's assets (or assets of any member of the SpinCo Group) proposed to be transferred, and

(D) the proposed timetable for such transaction, all with sufficient particularity to enable Parent to seek such injunctive relief or make a determination pursuant to Section 5(c)(iii), as applicable. Promptly, but in any event within 30 days, after Parent receives such written notice from SpinCo, Parent shall notify SpinCo in writing of Parent's decision to seek injunctive relief pursuant to Section 5(g).

                           (v)      From and after the date Parent first
requests a Private Letter Ruling pursuant to Section 5(d) until the first day after the two-year anniversary of such date that Parent receives such Private Letter Ruling (pursuant to Section 5(d)(i) or 5(d)(ii)), neither SpinCo nor any member of the SpinCo Group shall take (or refrain from taking) any action to the extent that such action or inaction would have caused a representation given by SpinCo in connection with any such request for a Private Letter Ruling to have been untrue as of the relevant representation date, had SpinCo or any member of the SpinCo Group intended to take (or refrain from taking) such action on the relevant representation date.

                  (g) Enforcement. The parties hereto acknowledge that irreparable harm would occur in the event that any of the provisions of this
Section 5 were not performed in accordance with their specific terms or were otherwise breached. The parties hereto agree that, in order to preserve the Tax-Free Status of the Spin-Off-Related Transactions, injunctive relief is appropriate to prevent any violation of the foregoing covenants; provided, however, that injunctive relief shall not be the exclusive legal or equitable remedy for any such violation.

         6. REFUNDS. Parent shall be entitled to all Refunds (and any interest thereon received from the applicable Tax Authority) in respect of Income Taxes and Other Taxes paid with respect to any Tax Return filed by Parent or any member of the Parent Group. Subject to the proviso in Section 3(d), SpinCo shall be entitled to all Refunds (and any interest thereon received from the applicable Tax Authority) in respect of Income Taxes and Other Taxes paid with respect to any Tax Return filed by SpinCo or any member of the SpinCo Group. A party receiving a Refund to which another party is entitled pursuant to this Section 6 shall pay the amount to which such other party is entitled within ten (10) Business Days after such Refund is Actually Realized. Each of Parent and SpinCo shall fully cooperate with the other party in connection with, any claim for Refund in respect of an Income Tax or Other Tax for which any member of the Parent Group or the SpinCo Group, as the case may be, is responsible pursuant to Section 2.

         7.       TAX CONTESTS.

                  (a) Notification. SpinCo shall promptly notify Parent in writing of any communication with respect to any pending or threatened Proceeding in connection with an Income Tax Liability or Other Tax Liability (or any issue related thereto) of SpinCo or any member of the SpinCo Group for which a member of the Parent Group may be responsible pursuant to this Agreement; provided, however, that in the case of any Distribution-Related Proceeding, such notice shall be provided no later than ten (10) Business Days after SpinCo first receives written notice from the IRS or other Tax Authority of such Distribution-Related Proceeding). SpinCo shall include with such notification a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, received by SpinCo or a member of the SpinCo Group. The failure of SpinCo timely to forward such notification in accordance with the immediately preceding sentence shall not relieve Parent of any obligation to pay such Income Tax Liability or Other Tax Liability or indemnify SpinCo and the members of the SpinCo Group and their respective Representatives, Affiliates, successors and assigns therefor, except to the extent that the failure timely to forward such notification actually prejudices the ability of Parent to contest such Income Tax Liability or Other Tax Liability or increases the amount of such Income Tax Liability or Other Tax Liability.

                  (b) Representation with Respect to Tax Disputes. Parent (or such member of the Parent Group as Parent shall designate) shall have the sole right to represent the interests of the members of the Parent Group and the members of the SpinCo Group and to employ counsel of its choice at its expense in any Proceeding relating to (A) any U.S. consolidated federal Income Tax Returns of the Parent Consolidated Group, (B) any other Combined Returns, (C) any Parent Separate Returns, and (D) any SpinCo Separate Returns that are Income Tax Returns relating to Pre-Distribution Taxable Periods or Straddle Periods. SpinCo (or such member of the SpinCo Group as SpinCo shall designate) shall have the sole right to represent the interests of the members of the SpinCo Group and to employ counsel of its choice at its expense in any Proceeding relating to (A) SpinCo Separate Returns that are Other Tax Returns relating to Pre-Distribution Taxable Periods and (B) SpinCo Separate Returns relating to Post-Distribution Taxable Periods.

                  (c) Power of Attorney. Each member of the SpinCo Group shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other document requested by Parent (or such designee) in connection with any Proceeding described in the first sentence of Section 7(b).

                  (d) Distribution-Related Proceedings. In the event of any Distribution-Related Proceeding as a result of which SpinCo could reasonably be expected to become liable for any Tax-Related Losses and with respect to which Parent has the right to represent the interests of the members of the Parent Group and/or the members of the SpinCo Group pursuant to Section 7(b) above, (A) Parent shall provide SpinCo with copies of any document received by Parent from any Tax Authority in connection with any such Proceeding no later than ten (10) Business Days after Parent first receives such document, (B) Parent shall consult with SpinCo reasonably in advance of taking any significant action in connection with such Proceeding, (C) Parent shall consult with SpinCo and offer SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (D) Parent shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, and (E) Parent shall permit SpinCo to participate in any meetings or conference calls with any Tax Authority if Parent reasonably determines that Parent would not be prejudiced by such participation; provided, that, SpinCo's rights under this Section 7(d) shall be limited to that portion of any Distribution-Related Proceeding that directly relates to the Tax-Free Status of the Spin-Off-Related Transactions. SpinCo shall be responsible for any expenses incurred by SpinCo in connection with its participation in a Distribution-Related Proceeding.

         8.       APPORTIONMENT OF TAX ATTRIBUTES; CARRYBACKS.

                  (a)      Apportionment of Tax Attributes.

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

                           (i)      If the Parent Consolidated Group has a Tax
Attribute, the portion, if any, of such Tax Attribute apportioned to SpinCo or any member of the SpinCo Consolidated Group and treated as a carryover to the first Post-Distribution Taxable Period of SpinCo (or such member) shall be determined in accordance with Treasury Regulation Section 1.1502-79 and, if applicable, Section 1.1502-79A.

                           (ii)     No Tax Attribute with respect to
consolidated U.S. federal Income Tax of the Parent Consolidated Group, other than those described in Section 8(a)(i), and no Tax Attribute with respect to consolidated, combined or unitary State, local, or foreign Income Tax, in each case, arising in respect of a Combined Return shall be apportioned to SpinCo or any member of the SpinCo Group, except as Parent (or such member of the Parent Group as Parent shall designate) determines is otherwise required under applicable law.

                           (iii)    Parent (or its designee) shall determine the
portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to SpinCo or any member of the SpinCo Group in accordance with this Section 8(a) and applicable law, and the amount of tax basis and earnings and profits to be apportioned to SpinCo or any member of the SpinCo Group in accordance with applicable law, and shall provide written notice of the calculation thereof to SpinCo as soon as practicable after the information necessary to make such calculation becomes available to Parent.

                           (iv)     Except as otherwise required by applicable
law or pursuant to a Final Determination, SpinCo shall not take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in the written notice delivered by Parent pursuant to Section 8(a)(iii).

                  (b) Carrybacks. In the event that SpinCo (or the appropriate member of the SpinCo Group) is able to carry back losses, credits or other tax attributes against its income or tax liability in a Combined Return,
(i) Parent shall cooperate with SpinCo, at SpinCo's expense, in seeking from the appropriate Tax Authority such Refund as reasonably would result from such Carryback, and (ii) SpinCo shall be entitled to any Income Tax Benefit Actually Realized by a member of the Parent Group (including any interest thereon received from such Tax Authority), to the extent that such Refund is directly attributable to such Carryback, within 30 days after such Refund is Actually Realized; provided, however, that SpinCo shall indemnify and hold the members of the Parent Group harmless from and against any and all collateral tax consequences resulting from or caused by any such Carryback, including (but not limited to) the loss or postponement of any benefit from the use of tax attributes generated by a member of the Parent Group or an Affiliate thereof if
(x) such tax attributes expire unutilized, but would have been utilized but for such Carryback, or (y) the use of such tax attributes is postponed to a later taxable period than the taxable period in which such tax attributes would have been utilized but for such Carryback. If there is a Final Determination that results in any change to or adjustment of an Income Tax Benefit Actually Realized by a member of the Parent Group that is directly attributable to a Carryback, then Parent (or its designee) shall make a payment to SpinCo, or SpinCo shall make a payment to Parent (or its designee), as may be necessary to adjust the payments between SpinCo and Parent (or its designee) to reflect the payments that would have been made under this Section 8(b) had the adjusted amount of such Income Tax Benefit been taken into account in computing the payments due under this Section 8(b).

         9.       COOPERATION AND EXCHANGE OF INFORMATION.

                  (a) Cooperation and Exchange of Information. (A) Parent and Spinco agree to make good faith efforts to request from the other party all information it may need within six (6) months of the Distribution Date. (B) Each of Parent and SpinCo, on behalf of itself and each member of the Parent Group and the SpinCo Group, respectively, after six (6) months has lapsed, agrees to use good faith efforts to provide the other party (or its designee) with such cooperation or information as such other party (or its designee) reasonably shall request in connection with the determination of any payment or any calculations described in this Agreement, the preparation or filing of any Income Tax Return or Other Tax Return or claim for Refund, or the conduct of any Proceeding. Such cooperation and information shall include, without limitation,
(i) promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agent's reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any Tax Authority or any other administrative, judicial or governmental authority, (ii) providing copies of all relevant Income Tax Returns or Other Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Tax Authority, and such other records concerning the ownership and tax basis of property, or other relevant information, (iii) the provision of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates, forms, returns and schedules delivered by either party) as shall be reasonably requested by Parent (or its designee) or SpinCo (or its designee), as the case may be, (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of an Income Tax Return or Other Tax Return, a claim for a Refund, or in connection with any Proceeding, including such waivers, consents or powers of attorney as may be necessary for Parent or SpinCo, as the case may be, to exercise its rights under this Agreement, and (v) the use of Parent's or SpinCo's, as the case may be, reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing. Any request for information or documents pursuant to this Section shall be made by the requesting party in writing. The other party shall promptly (and in no event later than 30 days after receipt of the request) provide the requested information. The requesting party shall indemnify the other party for any reasonable out-of-pocket expenses incurred by such party in connection with providing any information or documentation pursuant to this Section 9. Upon reasonable notice, each of Parent and SpinCo shall make its, or shall cause the members of the Parent Group or the SpinCo Group, as applicable, to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this Section 9 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Income Tax Returns or Other Tax Returns or claims for Refund or in conducting any Proceeding.

                  (b) Retention of Records. Each of Parent and SpinCo agree to use good faith efforts to retain (i) all Income Tax Returns and Other Tax Returns, related schedules and workpapers, in respect of any taxable period that ends on or before or includes the Distribution Date or any other taxable period that may be subject to a claim hereunder until the later of (A) the expiration of the statute of limitations (including extensions) for the taxable periods to which such Income Tax Returns, Other Tax Returns relate and (B) the Final Determination of any payments that may be required in respect of such taxable periods under this Agreement, and (ii) all material records and other documents as required under
Section 6001 of the Code and the regulations promulgated thereunder (and any similar provision of State, local, or foreign law) existing on the date hereof or created until seven (7) years after the Distribution Date.

                  (c) Remedies. Each of Parent and SpinCo hereby acknowledges and agrees that (i) the failure of any member of the Parent Group or the SpinCo Group, as the case may be, to comply with the provisions of this
Section 9 may result in substantial harm to the Parent Group or the SpinCo Group, as the case may be, including the inability to determine or appropriately substantiate an Income Tax Liability or Other Tax Liability (or a position in respect thereof) for which the Parent Group (or a member thereof) or the SpinCo Group (or a member thereof), as applicable, would be responsible under this Agreement or appropriately defend against an adjustment thereto by a Tax Authority, (ii) the remedies available to the Parent Group for the breach by a member of the SpinCo Group of its obligations under this Section 9 shall include (without limitation) the indemnification by SpinCo of the Parent Group for any Income Tax Liabilities or Other Tax Liabilities incurred or any Tax benefit lost or postponed by reason of such breach and the forfeiture by the SpinCo Group of any related rights to indemnification by Parent and (iii) the remedies available to the SpinCo Group for the breach by a member of the Parent Group of its obligations under this Section 9 shall include (without limitation) the indemnification by Parent of the SpinCo Group for any Income Tax Liabilities or Other Tax Liabilities incurred or any Tax benefit lost or postponed by reason of such breach and the forfeiture by the Parent Group of any related rights to indemnification by SpinCo.

                  (d) Reliance by Parent. If any member of the SpinCo Group supplies information to a member of the Parent Group in connection with an Income Tax Liability or Other Tax Liability and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of SpinCo (or his or her designee) shall certify in writing that to his knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. SpinCo agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the SpinCo Group having supplied, pursuant to this Section 9, a member of the Parent Group with inaccurate or incomplete information in connection with an Income Tax Liability or Other Tax Liability.

                  (e) Reliance by SpinCo. If any member of the Parent Group supplies information to a member of the SpinCo Group in connection with an Income Tax Liability or Other Tax Liability and an officer of a member of the SpinCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SpinCo Group identifying the information being so relied upon, the chief financial officer of Parent (or his or her designee) shall certify in writing that to his knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless each member of the SpinCo Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Section 9, a member of the SpinCo Group with inaccurate or incomplete information in connection with an Income Tax Liability or Other Tax Liability.

                  (f) Excluded Information. Anything in this Section 9 to the contrary notwithstanding, neither Parent nor SpinCo shall be required to provide the other with (A) any information with respect to which it reasonably determines that such information may be privileged, and (B) any information that it is required to keep confidential; provided, that, each party shall use reasonable efforts to separate any information described in clause (A) or (B) from information that it is required to provide to the other party pursuant to this Section 9.

         10.      PAYMENTS.

                  (a) Method of Payment. All payments required by this Agreement shall be made by (i) wire transfer to the appropriate bank account as may from time to time be designated by the parties for such purpose; provided that, on the date of such wire transfer, notice of the transfer is given to the recipient thereof, or (ii) any other method agreed to by the parties. All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

                  (b) Interest. Any payment required by this Agreement that is not made on or before the date required hereunder shall bear interest, from and after such date through the date of payment, at the Underpayment Rate.

                  (c) Characterization of Payments. For all tax purposes, the parties hereto agree to treat, and to cause their respective Affiliates to treat, (i) any payment required by this Agreement, as either a contribution by Parent to SpinCo or a distribution by SpinCo to Parent, as the case may be, occurring immediately prior to the External Spin-Off and (ii) any payment of interest or non-federal Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case, except as otherwise required by applicable law or a Final Determination; provided, that in the event it is determined that, pursuant to applicable law or a Final Determination, any such treatment is not permissible (or that an Indemnified Party nevertheless suffers an Income Tax or Other Tax detriment as a result of such payment), the payment in question shall be adjusted to place the Indemnified Party in the same after-tax position it would have enjoyed absent such Final Determination.

         11. LEGAL AND ACCOUNTING FEES. Except as otherwise provided herein, any fees or expenses for legal, accounting or other professional services shall be borne by the party incurring such fees or expenses.

         12. NOTICES. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

                  If to Parent, to:     U.S. Bancorp
                                        800 Nicollet Mall
                                        Minneapolis, Minnesota 55402
                                        Attn: General Counsel
                                        Telecopier: (612) 303-0898

                  If to SpinCo to:      Piper Jaffray Companies
                                        800 Nicollet Mall
                                        Minneapolis, Minnesota 55402
                                        Attn: General Counsel
                                        Telecopier: (612) 303-1772

Such names and addresses may be changed by notice given in accordance with this
Section 14.

         13. DESIGNATION OF AFFILIATE. Parent may assign any of its rights or obligations under this Agreement to any member of the Parent Group as it shall designate; provided, however, that no such assignment shall relieve Parent of any obligation to make a payment hereunder to SpinCo to the extent such designee fails to make such payment.

         14. MISCELLANEOUS. Except to the extent otherwise provided in this Agreement, this Agreement shall be subject to the provisions of Article IX (Miscellaneous) of the SDA to the extent set forth therein.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

                                           U.S. BANCORP

                                           By: /s/ Lee R. Mitau
                                               -------------------------------
                                               Name: Lee R. Mitau
                                               Title: Executive Vice President

                                           PIPER JAFFRAY COMPANIES

                                           By: /s/ James L. Chosy
                                               -------------------------------
                                               Name: James L. Chosy
                                               Title: Secretary